UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

LANNETT COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

LANNETT COMPANY, INC.

9000 STATE ROAD

PHILADELPHIA, PA 19136

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JANUARY 23, 2013

TO THE SHAREHOLDERS OF LANNETT COMPANY, INC.

The annual meeting (the “Annual Meeting”) of the Shareholders of Lannett Company, Inc., a Delaware Corporation, (the “Company”) will be held on Wednesday, January 23, 2013 at 9:00 a.m., local time, at the Company’s facility at 13200 Townsend Road, Philadelphia, PA 19154, for the following purposes:

1.              To elect five (5) members to the Board of Directors to serve until the next Annual Meeting of Shareholders and/or until their respective successors have been duly elected and qualified;

2.              To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

THESE MATTERS ARE MORE FULLY DESCRIBED IN THE PROXY STATEMENT ACCOMPANYING THIS NOTICE.

Shareholders of record at the close of business on December 7, 2012 may vote at this Annual Meeting.

It is important that you be represented at the Annual Meeting.  You are cordially invited to attend the Annual Meeting in person and we encourage you to attend and take the opportunity to ask questions.

By Order of the Board of Directors

December 18, 2012	/s/ Jeffrey Farber
Philadelphia, Pennsylvania	Jeffrey Farber
Chairman of the Board

LANNETT COMPANY, INC.

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 23, 2013

ATTENDANCE AND VOTING MATTERS

DATE, TIME, AND PLACE OF MEETING

This Proxy Statement is provided to you by the Board of Directors of Lannett Company, Inc. (the “Company” or “Lannett”) in connection with the Annual Meeting.  The Annual Meeting will be held on Wednesday, January 23, 2013 at 9:00 a.m., local time, at the Company’s facility at 13200 Townsend Road, Philadelphia, PA 19154, or at any adjournments or postponements of the Annual Meeting for the purposes set forth in the accompanying Notice of Annual Meeting.  We intend to mail this Proxy Statement and the accompanying Notice of Annual Meeting on or about December 19, 2012 to all Shareholders of the Company entitled to vote at the Annual Meeting.

VOTING METHODS

You may vote on matters to come before the meeting in two ways:

•                  You may come to the Annual Meeting and cast your vote in person; or

•                  You may vote by signing and returning the enclosed proxy card by mail.  If you do so, the individuals named on the card will vote your shares in the manner you indicate.  You may revoke your proxy at any time prior to the Annual Meeting by sending written notice to the Secretary of the Company at 13200 Townsend Road, Philadelphia, PA 19154, or by attending the meeting.

If you come to the Annual Meeting to cast your vote in person and you are holding your stock in a brokerage account (“street name”), you will need to bring a legal proxy obtained from your broker.

You are entitled to cast one vote for each share of Lannett common stock owned on the record date, December 7, 2012.  As of the record date, there were 28,371,901 shares of Lannett common stock outstanding.  Shareholders are not entitled to cumulative voting in the election of directors.

QUORUM

A quorum of shareholders is necessary to hold a valid meeting for the transaction of business.  If the holders of a majority of Lannett common stock are present at the meeting, in person or by proxy, a quorum will exist.  Abstentions and “broker non-votes” are counted as present for purposes of establishing a quorum.

VOTE NECESSARY FOR ACTION

Directors are elected by a plurality vote of shares present at the Annual Meeting.  Each other action to be considered by the shareholders will be approved by the affirmative vote of at least a majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter.  For any proposal, an abstention will have the same effect as a vote against the proposal.  Broker non-votes will not be voted for or against any of these proposals and will have no effect on any of these proposals.

PROPOSAL NO.  1 — ELECTION OF DIRECTORS

NOMINEES

The Company’s Bylaws provide that the number of directors of the Company may be determined by the Shareholders, or in the absence of such determination, by the Board of Directors.  Currently, there are eight (8) members of the Board of Directors.  The Board of Directors nominates the five (5) persons named below, all of whom are currently serving on the Board of Directors, for election to the Board of Directors.  As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable to serve or will decline to serve as a director.  The five nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company until the next Annual Meeting and until their successors have been elected and qualified or until their earlier resignation or removal.

The following list identifies the nominees for election to the Board of Directors and sets forth certain information regarding each nominee.  All nominees are currently serving as directors of the Company.  A majority of the Directors on the Board are independent, as defined by the rules of the NYSE MKT stock exchange.  Those directors are referred to as “independent” below.

Jeffrey Farber, 52, was elected a Director of the Company in May 2006 and was appointed Chairman of the Board of Directors in July 2012.  Jeffrey Farber joined the Company in August 2003 as Secretary.  Since 1994, Mr. Farber has been President and owner of Auburn Pharmaceutical (“Auburn”), a national generic pharmaceutical distributor.  Prior to starting Auburn, Mr. Farber served in various positions at Major Pharmaceutical (“Major”), where he was employed for over 15 years.  At Major, Mr. Farber was involved in sales, purchasing and eventually served as President of the mid-west division.  Mr. Farber also spent time working at Major’s manufacturing division — Vitarine Pharmaceuticals — where he served on its Board of Directors.  Mr. Farber graduated from Western Michigan University with a Bachelors of Science Degree in Business Administration and participated in the Pharmacy Management Graduate Program at Long Island University.  Mr. Farber is the son of William Farber, the Chairman Emeritus of the Board of Directors of the Company.

The Nominating and Governance Committee concluded that Mr. Farber is qualified and should continue to serve, due, in part, to his significant experience in the generic drug industry and his ongoing role as the owner of a highly regarded and successful generic drug distributor.  His skills include a thorough knowledge of the generic drug marketplace and drug supply chain management.

Arthur P. Bedrosian, J.D., 67, was promoted to President of the Company in May 2002 and CEO in January of 2006.  Previously, he served as the Company’s Vice President of Business Development from January 2002 to April 2002.  Mr. Bedrosian was elected as a Director in February 2000 and served to January 2002.  Mr. Bedrosian was re-elected a Director in January 2006.  Mr. Bedrosian has operated generic drug manufacturing, sales, and marketing businesses in the healthcare industry for many years.  Prior to joining the Company, from 1999 to 2001, Mr. Bedrosian served as President and Chief Executive Officer of Trinity Laboratories, Inc., a medical device and drug manufacturer.  Mr. Bedrosian also operated Pharmaceutical Ventures Ltd, a healthcare consultancy, Pharmeral, Inc. a drug representation company selling generic drugs, and Interal Corporation, a computer consultancy to Fortune 100 companies.  Mr. Bedrosian holds a Bachelor of Arts Degree in Political Science from Queens College of the City University of New York and a Juris Doctorate from Newport University in California.

The Nominating and Governance Committee concluded that Mr. Bedrosian is qualified to serve as a director, in part, because his experience as our President and Chief Executive Officer has been instrumental in the company’s growth and provides the board with a compelling understanding of our operations, challenges and opportunities.  In addition, his background includes over 40 years in the generic pharmaceutical industry that encompasses a broad background and knowledge in the underlying scientific, sales, marketing and supply chain management which brings special expertise to the board in developing our business strategies.  His recent qualification to FINRA’s list of arbitrators recognizes his expertise and experience.

Kenneth Sinclair, Ph.D., 66, was elected a Director of the Company in September 2005.  Dr. Sinclair is currently Professor of Accounting and Senior Advisor to the College of Business and Economics Dean at Lehigh University, where he began his academic career in 1972.  Dr. Sinclair had served as Chair of Lehigh’s Accounting Department from 1988 to 1994 and 1998 to 2007.  He has taught a variety of accounting courses, including financial and managerial accounting at both the undergraduate and graduate level.  He has been recognized for his teaching innovation, held leadership positions with professional accounting organizations and served on numerous academic and advisory committees.  He has received a number of awards and honors for teaching and service, and has researched and written on a myriad of subjects related to accounting.  He has also been heavily involved with strategic planning at both the College and Department level at Lehigh.  Dr. Sinclair earned a Bachelor of Business Administration Degree in Accounting, a Master of Science degree in Accounting and a Doctorate Degree in Business Administration with a concentration in Accounting from the University of Massachusetts.

The Nominating and Governance Committee concluded that Dr. Sinclair is qualified and should continue to serve, due, in part to his long and distinguished career as an accounting academic and his deep understanding of accounting and financial reporting.  His skills also include organizational planning and interpersonal relations.  Dr. Sinclair is an independent director.

David Drabik, 44, was elected a Director of the Company in January 2011.  Mr. Drabik is a National Association of Corporate Directors Governance Fellow.  Since 2002, Mr. Drabik has been President of Cranbrook & Co., LLC (“Cranbrook”), an advisory firm primarily serving the private equity and venture capital community.  At Cranbrook, Mr. Drabik assists and advises its clientele on originating, structuring, and executing private equity and venture capital transactions.  From 1995 to 2002, Mr. Drabik served in various roles and positions with UBS Capital Americas (and its predecessor UBS Capital LLC), a New York City based private equity and venture capital firm that managed $1.5 billion of capital.  From 1992 to 1995, Mr. Drabik was a banker with Union Bank of Switzerland’s Corporate and Institutional Banking division in New York City.  Mr. Drabik graduated from the University of Michigan with a Bachelors of Business Administration degree.

The Nominating and Governance Committee concluded that Mr. Drabik is well qualified and should be nominated to serve as a Director due, in part to his understanding and involvement in investment banking.  As a global investment banking professional with extensive experience advising senior management, his skills include business analytics, financing and a strong familiarity with SEC documentation.  Mr. Drabik is an independent director.

Paul Taveira, 53, was elected a Director of the Company in May 2012.  Mr. Taveira has been Chief Executive Officer of A&D Environmental Services Inc., an environmental and industrial services company, since 2009.  He currently serves on their Board of Directors.  From 2007 to 2009, Mr. Taveira was a Managing Partner of Precision Source LLC, a manufacturer of precision parts for various industries across the United States.  From 1997 to 2007, Mr. Taveira held several positions at PSC Inc., a national provider of environmental services, including President, Vice President and Regional General Manager.  From 1987 to 1997, Mr. Taveira held several management positions with Clean Harbors Inc., an international provider of environmental and energy services.  Mr. Taveira graduated from Worcester State University with a Bachelor of Science degree in Biology.

The Nominating and Governance Committee concluded that Mr. Taveira is well qualified and should be nominated to serve as a Director due, in part to his understanding and experience as a Chief Executive Officer and Director of A&D Environmental Services Inc.  Additionally, Mr. Taveira has experience as a Managing Partner of Precision Source LLC, a manufacturer of precision parts for various industries across the United States.  Paul Taveira is an independent director.

To the best of the Company’s knowledge, there are no material proceedings to which any nominee is a party, or has a material interest adverse to the Company.  To the best of the Company’s knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any nominee during the past five years.

THE BOARD OF DIRECTORS RECOMMENDS THAT LANNETT SHAREHOLDERS VOTE “FOR” THESE NOMINEES.  UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM SHAREHOLDERS WILL BE VOTED IN FAVOR OF THESE NOMINEES.

BOARD MEETINGS AND COMMITTEES

The Board of Directors met thirteen (13) times during the fiscal year ended June 30, 2012 (“Fiscal 2012”).  In addition to meetings of the Board, directors attended meetings of individual Board committees.  In Fiscal 2012, each of the directors attended at least 75% of the Board meetings and meetings of Board committees of which they were a member.  There were nine (9) Audit Committee meetings, three (3) Strategic Planning Committee meetings, seven (7) Nominating and Governance Committee meetings, seven (7) Compensation Committee meetings and one (1) Independent Directors meetings held during Fiscal 2012.

The Audit Committee has responsibility for recommending the retention of the independent auditors, conferring with the independent auditors regarding their audit of the Company’s consolidated financial statements, reviewing the independent auditors’ fees and considering whether non-audit services are compatible with maintaining their independence, and considering the adequacy of internal financial controls.  All members of the Audit Committee are independent directors as defined by the rules of the NYSE MKT stock exchange.  The Audit Committee is comprised of Dr. Sinclair (Chairman), Mr. West, Dr. Wertheimer and Mr. Drabik.  See “Report of the Audit Committee.”

Financial expert on audit committee:  The Board of Directors has determined that Dr. Sinclair is the audit committee financial expert as defined in section 3(a)(58) of the Exchange Act and the related rules of the Commission.

The Compensation Committee establishes and regularly reviews the Company’s compensation philosophy, strategy, objectives and ethics and determines the compensation payable to the officers of the Company.  The Committee also administers the Company’s equity compensation plans.  All members of the Compensation Committee are independent directors as defined by the rules of the NYSE MKT stock exchange.  The Compensation Committee is currently comprised of Mr. Winkelman (Chairman), Mr. West, Dr. Wertheimer and Mr. Taveira.

The Strategic Planning Committee oversees the Company’s medium and long-term business strategies, including the decisions regarding new product initiatives, joint ventures and alliances, new markets and other matters related to the Company’s long-term planning process.  The Strategic Planning Committee is currently comprised of Dr. Wertheimer (Chairman), Mr. Winkelman, Mr. Bedrosian, Mr. Farber and Mr. Drabik.

The Nominating and Governance Committee reviews possible candidates for Board membership and recommends a slate of nominees to the Company.  This committee was formed in November 2007.  The committee is currently comprised of Dr. Sinclair (Chairman), Mr. Winkelman, Mr. Drabik and Mr. Taveira.

Recommendations to the Board of Directors are approved by a majority of directors of the Nominating and Governance committee.  The Nominating and Governance Committee is responsible for identifying and evaluating individuals qualified to become Board members and to recommend such individuals for nomination.  All candidates must possess an unquestionable commitment to high ethical standards and have a reputation for integrity.  Other facts considered include an individual’s business experience, education, civic and community activities, knowledge and experience with respect to the issues impacting the pharmaceutical industry and public companies, as well as the ability of the individual to devote the necessary time to serve as a director.

The Nominating and Governance Committee does not have a formal policy with regard to the consideration of any director candidates recommended by security holders.  The Nominating and Governance Committee will consider candidates recommended by Shareholders.  All nominees will be evaluated in the same manner, regardless of whether they were recommended by the Nominating and Governance Committee, or recommended by a Shareholder.  This will ensure that appropriate director selection continues.

The Chairman’s Committee’s purpose is to act on behalf of the Board between scheduled Board meetings, except for those matters specifically reserved to the full Board, when in exceptional circumstances, it is not possible or practicable to convene a regular meeting of the Board.  The Chairman’s Committee is currently comprised of Mr. West, Mr. Farber and Mr. Bedrosian.

Executive Sessions of Independent Directors

In accordance with the rules and regulations of the NYSE MKT stock exchange, non-management independent directors meet at regularly scheduled executive sessions without management participation.  At least once a year, an executive session is held with only independent directors.  Executive sessions are chaired by a lead independent director who is appointed annually by the Board of Directors from our independent directors.  Mr. West currently serves as the lead independent director.  In this role, Mr. West serves as chairperson of the independent director sessions and assists the Board in assuring effective corporate governance.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of October 31, 2012, information regarding the security ownership of the directors and certain executive officers of the Company and persons known to the Company to be beneficial owners of more than five (5%) percent of the Company’s common stock.  Although grants of restricted stock under the Company’s 2006 and 2011 Long Term Incentive Plans (“LTIPs”) generally vest equally over a three year period from the grant date, the restricted shares are included below because the voting rights with respect to such restricted stock are acquired immediately upon grant.

Name and Address of
Beneficial Owner /		Excluding Options (*)						Including Options (**)
Director / Executive Officer	Office	Shares Held Directly	Shares Held Indirectly		Total Shares		Percent of Class	Number of Shares		Percent of Class

Arthur P. Bedrosian 13200 Townsend Road Philadelphia, PA 19154	President and Chief Executive Officer	592,251	48,150		640,401	(1)	2.26%	968,234	(1),(2)	3.38%

Broadfin Capital LLC 237 Park Avenue, Ninth Floor, New York, NY 10017		2,460,419	0		2,460,419		8.68%	2,460,419	(3)	8.68%

David Drabik 13200 Townsend Road Philadelphia, PA 19154	Director	22,500	0		22,500		0.08%	22,500		0.08%

Robert Ehlinger 13200 Townsend Road Philadelphia, PA 19154	Vice President of Logistics and Chief Information Officer	24,177	0		24,177	(4)	0.09%	94,768	(4),(5)	0.33%

William Farber 13200 Townsend Road Philadelphia, PA 19154	Chairman Emeritus	5,398,423	272,064		5,670,487	(6)	20.00%	5,725,487	(6),(7)	20.15%

Jeffrey Farber 13200 Townsend Road Philadelphia, PA 19154	Chairman of the Board, Director	394,970	5,127,092	(A)	5,522,062	(8)	19.48%	5,569,562	(8),(9)	19.61%

David Farber 6884 Brook Hollow Ct West Bloomfield, MI 48322		140,870	5,139,830	(A)	5,280,700	(10)	18.62%	5,303,200	(10),(11)	18.69%

Farber Properties 2354 Bellingham Drive Troy, MI 48083		4,550,000	0		4,550,000	(12)	16.05%	4,550,000		16.05%

Farber Family LLC 2354 Bellingham Drive Troy, MI 48083		528,142	0		528,142	(13)	1.86%	528,142		1.86%

Farber Investment LLC 2354 Bellingham Drive Troy, MI 48083		38,000	0		38,000	(14)	0.13%	38,000		0.13%

Martin Galvan 13200 Townsend Road Philadelphia, PA 19154	Vice President of Finance, Chief Financial Officer and Treasurer	0	0		0		0.00%	13,333	(15)	0.05%

Ernest J. Sabo 13200 Townsend Road Philadelphia, PA 19154	Vice President of Regulatory Affairs and Chief Compliance Officer	16,233	0		16,233		0.06%	128,659	(16)	0.45%

William F. Schreck 13200 Townsend Road Philadelphia, PA 19154	Chief Operating Officer	37,021	0		37,021		0.13%	254,433	(17)	0.89%

Kenneth Sinclair 13200 Townsend Road Philadelphia, PA 19154	Director	30,000	0		30,000		0.11%	55,000	(18)	0.19%

Kevin R. Smith 13200 Townsend Road Philadelphia, PA 19154	Vice President of Sales and Marketing	29,054	0		29,054	(19)	0.10%	221,720	(19),(20)	0.78%

Paul Taveira 13200 Townsend Road Philadelphia, PA 19154	Director	2,500	0		2,500		0.01%	2,500		0.01%

Albert Wertheimer 13200 Townsend Road Philadelphia, PA 19154	Director	33,500	0	33,500	0.12%	58,500	(21)	0.26%

Ronald A. West 13200 Townsend Road Philadelphia, PA 19154	Vice Chairman of the Board, Director	10,000	0	10,000	0.04%	55,000	(22)	0.19%

Myron Winkelman 13200 Townsend Road Philadelphia, PA 19154	Director	33,500	0	33,500	0.12%	73,500	(23)	0.26%

All directors and executive officers as a group (13 persons)		1,225,706	5,175,242	6,400,948	22.58%	7,517,709		25.51%

(A)                                Includes 4,550,000 shares held by Farber Properties Group LLC (“FPG”).  FPG is managed and jointly owned by Jeffrey Farber and David Farber.  David Farber and Jeffrey Farber each disclaim beneficial ownership of 2,275,000 shares held by FPG.

(1)                                  Includes 45,150 shares owned by Arthur P. Bedrosian’s wife and 3,000 shares owned by his daughter.  Mr. Bedrosian disclaims beneficial ownership of these shares.  Includes 42,877 shares of common stock held through employee stock purchase plan.

(2)                                  Includes 33,000 vested options to purchase common stock at an exercise price of $17.36 per share, 30,000 vested options to purchase common stock at an exercise price of $16.04 per share, 25,000 vested options to purchase common stock at an exercise price of $8.00 per share, 30,000 vested options to purchase common stock at an exercise price of $6.89 per share, 75,000 vested options to purchase common stock at an exercise price of $4.03 per share, 30,000 vested options to purchase common stock at an exercise price of $2.80, and 75,000 vested options to purchase common stock at an exercise price of $6.94 per share, and 29,833 vested options to purchase common stock at an exercise price of $3.55.

(3)                                  Based solely on the Form 13F filed with the SEC by Broadfin on November 14, 2012.  As of October 31, 2012, Broadfin had voting power and dispositive power over 2,460,419 shares of the Company’s common stock.

(4)                                  Includes 6,303 shares of common stock held through employee stock purchase plan.

(5)                                  Includes 10,425 vested options to purchase common stock at an exercise price of $5.05 per share, 7,500 vested options to purchase common stock at an exercise price of $6.89 per share, 15,000 vested options to purchase common stock at an exercise price of $4.03 per share, 15,000 vested options to purchase common stock at an exercise price of $6.94 per share, 6,000 vested options to purchase common stock at an exercise price of $5.02, and 16,666 vested options to purchase common stock at an exercise price of $3.55.

(6)                                  Includes 300,000 shares jointly held by William Farber and William Farber’s spouse, Audrey Farber; 14,000 shares owned by William Farber’s brother, Gerald G. Farber, and 258,064 shares held by William Farber as custodian for his grandchildren.  Includes 26,250 shares held in William Farber’s IRA account.

(7)                                  Includes 25,000 vested options to purchase common stock at an exercise price of $17.36 per share, 25,000 vested options to purchase common stock at an exercise price of $16.04 per share, and 5,000 vested options to purchase common stock at an exercise price of $6.89 per share.

(8)                                  Includes 4,550,000 shares held by Farber Properties Group LLC (“FPG”).  FPG is managed and jointly owned by Jeffrey Farber and David Farber.  David Farber and Jeffrey Farber each disclaim beneficial ownership of 2,275,000 shares held by FPG.  Includes 528,142 shares held by Farber Family LLC (“FFLLC”) which is managed by Jeffrey and David Farber.  David Farber and Jeffrey Farber each disclaim beneficial ownership of these shares.  Includes 150 shares held by Jeffrey Farber as custodian for his son and 10,800 shares held by William Farber as custodian for his children.  Also includes 38,000 shares held by Farber Investment Company (“FIC”).  Jeffrey Farber and David Farber each beneficially own 25% of FIC and each disclaim beneficial ownership of all but 9,500 shares held by FIC.

(9)                                  Includes 10,000 vested options to purchase common stock at an exercise price of $17.36 per share, 12,500 vested options to purchase common stock at an exercise price of $16.04, 20,000 vested options to purchase common stock at an exercise price of $4.55, and 5,000 vested options to purchase common stock at an exercise price of $6.89.

(10)                            Includes 4,550,000 shares held by FPG.  FPG is managed and jointly owned by Jeffrey Farber and David Farber.  David Farber and Jeffrey Farber each disclaim beneficial ownership of 2,275,000 shares held by FPG.  Includes 528,142 shares held by FFLLC which is managed by Jeffrey and David Farber.  David Farber and Jeffrey Farber each disclaim beneficial ownership of these shares.  Indirect shares include 7,488 shares held by David Farber as custodian for his children and 16,200 shares held by William Farber as custodian for his children.  Also includes 38,000 shares held by FIC.  Jeffrey Farber and David Farber each beneficially own 25% of FIC and each disclaim beneficial ownership of all but 9,500 shares held by FIC.

(11)                            Includes 10,000 vested options to purchase common stock at an exercise price of $17.36 per share and 12,500 vested options to purchase common stock at an exercise price of $16.04 per share.

(12)                           Farber Properties Group, LLC is managed and jointly owned by Jeffrey Farber and David Farber.

(13)                            Farber Family LLC is managed by Jeffrey Farber and David Farber as trustees.

(14)                            Farber Investment LLC is beneficially owned 25% each by Jeffrey and David Farber and 50% by Larry Farber.

(15)                            Includes 13,333 vested options to purchase common stock at an exercise price of $4.73 per share.

(16)                            Includes 3,260 vested options to purchase common stock at an exercise price of $7.48 per share, 4,000 vested options to purchase common stock at an exercise price of $5.18 per share, 7,500 vested options to purchase common stock at an exercise price of $6.89 per share, 15,000 vested options to purchase common stock at an exercise price of $4.03 per share, 16,000 vested options to purchase common stock at an exercise price of $2.80 per share, 50,000 vested options to purchase common stock at an exercise price of $6.94 per share, and 16,666 vested options to purchase common stock at an exercise price of $3.55.

(17)                            Includes 17,745 vested options to purchase common stock at an exercise price of $11.27 per share, 12,000 vested options to purchase common stock at an exercise price of $5.18 per share and 15,000 vested options to purchase common stock at an exercise price of $6.89 per share, 50,000 vested options to purchase common stock at an exercise price of $4.03 per share, and 16,000 vested options to purchase common stock at an exercise price of $2.80 per share, 15,000 vested options to purchase common stock at an exercise price of $7.53 per share, 60,000 vested options to purchase common stock at an exercise price of $6.94 per share, 8,333 vested options to purchase common stock at an exercise price of $5.02, and 23,333 vested options to purchase common stock at an exercise price of $3.55.

(18)                            Includes 20,000 vested options to purchase common stock at an exercise price of $4.55 per share and 5,000 vested options to purchase common stock at an exercise price of $6.89 per share.

(19)                            Includes 4,874 shares of common stock held through employee stock purchase plan.

(20)                            Includes 13,000 vested options to purchase common stock at an exercise price of $17.36 per share, 20,000 vested options to purchase common stock at an exercise price of $16.04 per share, 12,000 vested options to purchase common stock at an exercise price of $5.18 per share, 15,000 vested options to purchase common stock at an exercise price of $6.89 per share, 50,000 vested options to purchase common stock at an exercise price of $4.03 per share, 16,000 vested options to purchase common stock at an exercise price of $2.80, 50,000 vested options to purchase common stock at an exercise price of $6.94 per share, and 16,666 vested options to purchase common stock at an exercise price of $3.55.

(21)                            Includes 20,000 vested options to purchase common stock at an exercise price of $9.02 per share and 5,000 vested options to purchase common stock at an exercise price of $6.89 per share.

(22)                            Includes 15,000 vested options to purchase common stock at an exercise price of $17.36 per share, 25,000 vested options to purchase common stock at an exercise price of $16.04 and 5,000 vested options to purchase common stock at an exercise price of $6.89.

(23)                            Includes 15,000 vested options to purchase common stock at an exercise price of $17.36, 20,000 vested options to purchase common stock at an exercise price of $16.04 and 5,000 vested options to purchase common stock at an exercise price of $6.89 per share.

*   Percent of class calculation is based on 28,353,351 outstanding shares of common stock at October 31, 2012.

** Assumes that all options exercisable within sixty days have been exercised.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, officers, and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC reports of ownership and changes in ownership of common stock and other equity securities of the Company.  Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during Fiscal 2012 all filing requirements applicable to its officers, directors and greater-than-10% beneficial owners under Section 16(a) of the Exchange Act were complied with in a timely manner, except for a Form 3 for Mr. Ehlinger;  Form 4s related to option grants to Mr. Schreck and Mr. Ehlinger on July 8, 2011 and to Mr. Galvan on July 15, 2011; Form 4s relating to option grants to officers and restricted stock grants to directors on August 25, 2011; a Form 4 relating to purchase of common stock by Mr. Drabik on September 12, 2011; a Form 4 relating to a restricted stock grant to Mr. Bedrosian on October 13, 2011; Form 4s relating to shares withheld to pay taxes for restricted stock vesting by certain officers on October 29, 2011; Form 4s relating to a sale of common stock on November 23, 2011 by Mr. Sabo and by Mr. West on February 29, 2012; and Form 5s for Mr. Bedrosian, Mr. Smith and Mr. Ehlinger.

DIRECTORS AND OFFICERS

The directors and executive officers of the Company are set forth below:

	Age	Position
Directors:

William Farber	81	Chairman Emeritus

Jeffrey Farber	52	Chairman of the Board

Ronald A. West	78	Vice Chairman of the Board

Arthur P. Bedrosian	67	Director

Kenneth Sinclair Ph.D.	66	Director

Albert I. Wertheimer, Ph.D.	70	Director

Myron Winkelman	75	Director

David Drabik	44	Director

Paul Taveira	53	Director

Officers:

Arthur P. Bedrosian	67	President and Chief Executive Officer

Martin P. Galvan	60	Vice President of Finance, Chief Financial Officer and Treasurer

William F. Schreck	64	Chief Operating Officer

Kevin R. Smith	52	Vice President of Sales and Marketing

Ernest J. Sabo	64	Vice President of Regulatory Affairs and Chief Compliance Officer

Robert Ehlinger	55	Vice President of Logistics and Chief Information Officer

William Farber was elected as Chairman of the Board of Directors in August 1991.  From April 1993 to the end of 1993, Mr. Farber was the President and a director of Auburn Pharmaceutical Company.  From 1990 through March 1993, Mr. Farber served as Director of Purchasing for Major Pharmaceutical Corporation.  From 1965 through 1990, Mr. Farber was the Chief Executive Officer of Michigan Pharmacal Corporation.  Mr. Farber was previously a registered pharmacist in the State of Michigan for more than 40 years until his retirement from active employment in the pharmaceutical industry.  On June 30, 2011, Mr. Farber retired from his position as Chairman of the Board and was appointed Chairman Emeritus.

Jeffrey Farber - See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Farber.

Arthur P. Bedrosian — See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Bedrosian

Kenneth Sinclair — See “Proposal No. 1 - Election of Directors” for matters pertaining to Dr. Sinclair.

David Drabik — See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Drabik.

Paul Taveira — See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Taveira.

Ronald A. West was elected a Director of the Company in January 2002.  In September 2004, Mr. West was elected Vice Chairman of the Board of Directors and Lead Independent Director and on July 1, 2011 began serving as Chairman of the Board.  In July 2012

Mr. West stepped down as Chairman of the Board and is now Vice Chairman.  Mr. West is currently a Director of Beecher Associates, an industrial real estate investment company.  Prior to this, from 1983 to 1987, Mr. West, member of the Audit and Compensation committees at Lannett, served as Chairman and Chief Executive Officer of Dura Corporation, an original equipment manufacturer of automotive products and other engineered equipment components.  In 1987, Mr. West sold his ownership position in Dura Corporation, at which time he retired from active management positions.  Mr. West was employed at Dura Corporation since 1969.  Prior to this, he served in various financial management positions with TRW, Inc., Marlin Rockwell Corporation and National Machine Products Group, a division of Standard Pressed Steel Company.  Mr. West studied Business Administration at Michigan State University and the University of Detroit.

Myron Winkelman was elected a Director of the Company in June 2003.  Mr. Winkelman has significant career experience in various aspects of pharmacy and health care.  He is currently President of Winkelman Management Consulting (“WMC”), which provides consulting and audit services to both commercial and governmental clients.  He has served in this position since 1994.  Prior to creating WMC, he was a senior executive with ValueRx, a large pharmacy benefits manager, and served for many years as a senior executive for the Revco, Rite Aid and Perry Drug chains.  While at ValueRx, Mr. Winkelman served on the Board of Directors of the Pharmaceutical Care Management Association.  He belongs to a number of pharmacy organizations, including the Academy of Managed Care Pharmacy and the Michigan Pharmacy Association.  Mr. Winkelman is a registered pharmacist and holds a Bachelor of Science Degree in Pharmacy from Wayne State University.

Albert I. Wertheimer was elected a Director of the Company in September 2004.  Dr. Wertheimer has a long and distinguished career in various aspects of pharmacy, health care, education and pharmaceutical research.  Since 2000, Dr. Wertheimer has been a professor at the School of Pharmacy at Temple University, and director of its Center for Pharmaceutical Health Services Research.  From 1997 to 2000, Dr. Wertheimer was Director of Outcomes Research and Management at Merck & Co., Inc.  In addition to his academic responsibilities, he is the author of 28 books and more than 380 journal articles.  Dr. Wertheimer also provides consulting services to institutions in the pharmaceutical industry.  Dr. Wertheimer’s academic experience includes professorships and other faculty and administrative positions at several educational institutions, including the Medical College of Virginia, St. Joseph’s University, Philadelphia College of Pharmacy and Science and the University of Minnesota.  Dr. Wertheimer’s previous professional experience includes pharmacy services in commercial and non-profit environments.  Professor Wertheimer is a licensed pharmacist in five states, and is a member of several health associations, including the American Pharmacists Association and the American Public Health Association.  Dr. Wertheimer is the editor of the Journal of Pharmaceutical Health Services Research; and he has been on the editorial board of the Journal of Managed Pharmaceutical Care, Medical Care, and other healthcare journals.  Dr. Wertheimer has a Bachelor of Science Degree in Pharmacy from the University of Buffalo, a Master of Business Administration from the State University of New York at Buffalo, a Doctorate from Purdue University and a Post Doctoral Fellowship from the University of London, St. Thomas’ Medical School.

Martin P. Galvan, CPA was appointed as the Company’s Vice President of Finance and Chief Financial Officer in August 2011.  He was also named as Company Treasurer in October 2012.  Most recently, he was Chief Financial Officer of CardioNet, Inc., a medical technology and service company.  From 2001 to 2007, Mr. Galvan was employed by Viasys Healthcare Inc., a healthcare technology company that was acquired by Cardinal Health, Inc. in June 2007.  Prior to the acquisition, he served as Executive Vice President, Chief Financial Officer and Director Investor Relations.  From 1999 to 2001, Mr. Galvan served as Chief Financial Officer of Rodel, Inc., a precision surface technologies company in the semiconductor industry.  From 1979 to 1998, Mr. Galvan held several positions with Rhone-Poulenc Rorer Inc., a pharmaceutical company, including Vice President, Finance — The Americas; President & General Manager, RPR Mexico & Central America; Vice President, Finance, Europe/Asia Pacific; and Chief Financial Officer, United Kingdom & Ireland.  Mr. Galvan began his career with the international accounting firm Ernst & Young LLP.  He earned a Bachelor of Arts degree in economics from Rutgers University and is a member of the American Institute of Certified Public Accountants.

William F. Schreck joined the Company in January 2003 as Materials Manager.  In May 2004, he was promoted to Vice President of Logistics.  In August 2009, Mr. Schreck was promoted to Senior Vice President and General Manager.  In January 2011, Mr. Schreck was promoted to Chief Operating Officer.  Prior to this, from 1999 to 2001, he served as Vice President of Operations at Nature’s Products, Inc., an international nutritional and over-the-counter drug product manufacturing and distribution company.  From 2001 to 2002 he served as an independent consultant for various companies.  Mr. Schreck’s prior experience also includes comprehensive executive management positions at Ivax Pharmaceuticals, Inc., a division of Ivax Corporation, Zenith-Goldline Laboratories and Rugby-Darby Group Companies, Inc. Mr. Schreck has a Bachelor of Arts Degree from Hofstra University.

Kevin R. Smith joined the Company in January 2002 as Vice President of Sales and Marketing.  Prior to this, from 2000 to 2001, he served as Director of National Accounts for Bi-Coastal Pharmaceutical, Inc., a pharmaceutical sales representation company.  Prior to this, from 1999 to 2000, he served as National Accounts Manager for Mova Laboratories Inc., a pharmaceutical manufacturer.  Prior to this, from 1991 to 1999, Mr. Smith served as National Sales Manager at Sidmak Laboratories, a pharmaceutical manufacturer.  Mr. Smith has extensive experience in the generic sales market, and brings to the Company a vast network of customers, including retail chain pharmacies, wholesale distributors, mail-order wholesalers and generic distributors.  Mr. Smith has a Bachelor of Science Degree in Business Administration from Gettysburg College.

Ernest J. Sabo joined the Company in March 2005 as Director of Quality Assurance.  In May 2008, Mr. Sabo was promoted to Vice President of Regulatory Affairs and Chief Compliance Officer.  Prior to this, he served at Wyeth Pharmaceuticals as Manager of QA Compliance from 2001 to 2003 and as Associate Director of QA Compliance from 2003 to 2005.  Mr. Sabo held former positions as Director of Validation, Quality Assurance, Quality Control and R&D at Delavau/Accucorp, Inc. from 1993 thru 2001.  He has over 30 years of experience in the pharmaceutical industry, his background spans from Quality Assurance, Quality Control, Cleaning/Process Validation and Manufacturing turn-key operations.  Mr. Sabo holds a Bachelor of Arts in Biology from Trenton State College (now known as The College of New Jersey).

Robert Ehlinger joined the Company in July 2006 as Chief Information Officer.  In June 2011, Mr. Ehlinger was promoted to Vice President of Logistics and Chief Information Officer.  Prior to joining Lannett, Mr. Ehlinger was the Vice President of Information Technology at MedQuist, Inc., a healthcare services provider, where his career spanned 10 years in progressive operational and technology roles.  Prior to MedQuist, Mr. Ehlinger was with Kennedy Health Systems as their Corporate Director of Information Technology supporting acute care and ambulatory care health information systems and biomedical support services.  Earlier on, Mr. Ehlinger was with Dowty Communications where he held various technical and operational support roles prior to assuming the role of International Distribution Sales Executive managing the Latin America sales distribution channels.  Mr. Ehlinger received a Bachelor’s of Arts degree in Physics from Gettysburg College in Gettysburg, PA.

To the best of the Company’s knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any director, executive officer, or significant employee during the past five years.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE*

The following table summarizes all compensation paid to or earned by the named executive officers (“NEOs” or “Named Executive Officers”) of the Company for Fiscal 2012, Fiscal 2011 and Fiscal 2010.

					Non-equity
Name and Principal	Fiscal		Stock	Option	incentive plan	All Other
Position	Year	Salary	Awards	Awards	compensation	Compensation	Total
(a)	(b)	(c)	(e)	(f)	(g)	(i)	(j)

Arthur P. Bedrosian	2012	$425,096	$20,250	$171,315	$198,908	$22,542	$838,111
President and Chief Executive Officer	2011	416,763	—	—	—	22,556	439,319
	2010	407,410	359,384	297,390	269,750	22,367	1,356,301

Martin P. Galvan	2012	235,577	—	107,364	116,320	14,873	474,134
Vice President of Finance and Chief Financial Officer (1)	2011	—	—	—	—	—	—
	2010	—	—	—	—	—	—

Keith R. Ruck	2012	15,833	—	—	—	152,665	168,498
Former Vice President of Finance and Chief Financial Officer (2)	2011	190,000	—	—	—	15,617	205,617
	2010	189,293	89,550	243,090	123,500	11,257	656,690

William F. Schreck	2012	250,000	—	205,292	116,320	18,263	589,875
Chief Operating Officer	2011	219,231	—	—	—	19,592	238,823
	2010	196,681	177,791	302,729	130,000	28,159	835,360

Robert Ehlinger	2012	170,000	—	147,044	79,098	16,677	412,819
Vice President of Logistics and Chief Information Officer	2011	156,656	—	—	—	6,008	162,664
	2010	147,485	93,333	59,478	74,158	6,758	381,212

Kevin R. Smith	2012	212,755	—	95,707	99,549	22,013	430,024
Vice President of Sales and Marketing	2011	207,722	—	—	—	21,888	229,610
	2010	206,564	179,455	198,260	135,019	21,985	741,283

* Note — Effective February 28, 2010 for fiscal years ending on or after December 20, 2009, the SEC amended its rules related to the Summary Compensation and Director Compensation Tables.  The new rules require issuers to report as compensation the aggregate grant date fair-value of stock and option awards issued during the fiscal year to NEOs, rather than the dollar amount recognized for financial statement purposes for that fiscal year under the previous rules.  Amounts are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.  Fiscal 2010 amounts have been restated.

(1)         Martin P. Galvan was appointed and assumed the role of Vice President of Finance and Chief Financial Officer on August 8, 2011.  He did not earn any compensation from the Company during FY2011 and FY 2010.

(2)         Mr. Ruck resigned as Vice President of Finance and Chief Financial Officer effective August 1, 2011.

All Other Compensation

The following summarizes the components of column (i) of the Summary Compensation Table:

		Company
		Match		Pay in
Name and Principal	Fiscal	Contributions	Auto	Lieu of	Excess Life	Termination
Position	Year	401(k) Plan	Allowance	Vacation	Insurances	Related	Total

Arthur P. Bedrosian	2012	$8,280	$13,500	$—	$762	$—	$22,542
President and Chief Executive Officer	2011	8,294	13,500	—	762	—	22,556
	2010	8,219	13,500	—	648	—	22,367

Martin P. Galvan	2012	4,327	10,177	—	369	—	14,873
Vice President of Finance and Chief Financial Officer (1)	2011	—	—	—	—	—	—
	2010	—	—	—	—	—	—

Keith R. Ruck	2012	—	900	—	—	151,765	152,665
Former Vice President of Finance and Chief Financial Officer (2)	2011	4,703	10,800	—	114	—	15,617
	2010	2,499	8,668	—	90	—	11,257

William F. Schreck	2012	7,067	10,800	—	396	—	18,263
Chief Operating Officer	2011	8,327	10,800	—	465	—	19,592
	2010	7,918	10,800	9,030	411	—	28,159

Robert Ehlinger	2012	5,654	10,800	—	223	—	16,677
Vice President of Logistics and Chief Information Officer	2011	5,846	—	—	162	—	6,008
	2010	6,620	—	—	138	—	6,758

Kevin R. Smith	2012	8,375	13,500	—	138	—	22,013
Vice President of Sales and Marketing	2011	8,250	13,500	—	138	—	21,888
	2010	8,371	13,500	—	114	—	21,985

(1)   Martin P. Galvan was appointed and assumed the role of Vice President of Finance and Chief Financial Officer on August 8, 2011.  He did not earn any compensation from the Company during FY2011 and FY 2010.

(2)   Mr. Ruck resigned as Vice President of Finance and Chief Financial Officer effective August 1, 2011.

Aggregated Options/SAR Exercises and Fiscal Year-end Options/SAR Values

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Stocks or Units (#)	Underlying Options (#)	Awards ($/sh)	Options Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(i)

Arthur P. Bedrosian	8/25/2011	—	—	—	—	—	—	—	89,500	$3.55	$171,315
President and Chief Executive Officer	10/13/2011	—	—	—	—	—	—	5,000			20,250

Martin P. Galvan	7/15/2011	—	—	—	—	—	—	—	40,000	$4.73	$107,364
Vice President of Finance and Chief Financial Officer

William F. Schreck	7/8/2011	—	—	—	—	—	—	—	25,000	$5.02	$71,302
Chief Operating Officer	8/25/2011	—	—	—	—	—	—	—	70,000	3.55	133,990

Robert Ehlinger	7/8/2011	—	—	—	—	—	—	—	18,000	$5.02	$51,337
Vice President of Logistics and Chief Information Officer	8/25/2011	—	—	—	—	—	—	—	50,000	3.55	95,707

Kevin R. Smith	8/25/2011	—	—	—	—	—	—	—	50,000	$3.55	$95,707
Vice President of Sales and Marketing

OUTSTANDING EQUITY AWARDS AT JUNE 30, 2012

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Arthur P. Bedrosian	18,000	—	—	$4.63	7/23/2012
President and Chief Executive Officer	96,900	—	—	$7.97	10/28/2012
	33,000	—	—	$17.36	10/24/2013
	30,000	—	—	$16.04	5/11/2014
	25,000	—	—	$8.00	1/18/2016
	30,000	—	—	$6.89	11/28/2016
	75,000	—	—	$4.03	9/18/2017
	30,000	—	—	$2.80	9/18/2018
	50,000	25,000	—	$6.94	10/29/2019
	—	89,500	—	$3.55	8/25/2021
						10,000	$42,400

Martin P. Galvan	—	40,000	—	$4.73	7/15/2021
Vice President of Finance and Chief Financial Officer						—	$—

William F. Schreck	17,745	—	—	$11.27	2/18/2013
Chief Operating Officer	12,000	—	—	$5.18	10/25/2015
	15,000	—	—	$6.89	11/28/2016
	50,000	—	—	$4.03	9/18/2017
	16,000	—	—	$2.80	9/18/2018
	10,000	5,000	—	$7.53	10/27/2019
	40,000	20,000	—	$6.94	10/29/2019
	—	25,000	—	$5.02	7/8/2021
	—	70,000	—	$3.55	8/25/2021
						5,000	$21,200

Robert Ehlinger	10,425	—	—	$5.05	9/21/2016
Vice President of Logistics and Chief Information Officer	7,500	—	—	$6.89	11/28/2016
	15,000	—	—	$4.03	9/18/2017
	10,000	5,000	—	$6.94	10/29/2019
	—	18,000	—	$5.02	7/8/2021
	—	50,000	—	$3.55	8/25/2021
						3,333	$14,132

Kevin R. Smith	38,760	—	—	$7.97	10/28/2012
Vice President of Sales and Marketing	13,000	—	—	$17.36	10/24/2013
	20,000	—	—	$16.04	5/11/2014
	12,000	—	—	$5.18	10/25/2015
	15,000	—	—	$6.89	11/28/2016
	50,000	—	—	$4.03	9/18/2017
	16,000	—	—	$2.80	9/18/2018
	33,334	16,666	—	$6.94	10/29/2019
	—	50,000	—	$3.55	8/25/2021
						5,000	$21,200

The options above were granted ten years prior to the option expiration date and vest over three years from that grant date.

Option Exercises and Stock Vested in Fiscal Year 2012

	Options		Stock Awards
	Number of	Value	Number of	Value
Name and Principal	Shares Acquired	Realized	Shares Acquired	Realized
Position	on Exercise	on Exercise	on Vesting	on Vesting

Arthur P. Bedrosian
President and Chief Executive Officer	—	—	15,000	$62,550

Martin P. Galvan
Vice President of Finance, Chief Financial Officer and Treasurer (1)	—	—	—	—

Keith R. Ruck
Former Vice President of Finance And Chief Financial Officer (2)	5,000	$6,186	3,333	$14,099

William F. Schreck
Chief Operating Officer	—	—	5,000	$21,150

Robert Ehlinger
Vice President of Logistics and Chief Information Officer	—	—	3,333	$14,099

Kevin R. Smith
Vice President of Sales and Marketing	—	—	5,000	$21,150

(1)         Martin P. Galvan was appointed and assumed the role of Vice President of Finance and Chief Financial Officer on August 8, 2011.  He did not earn any compensation from the Company during FY2011 and FY 2010.

(2)         Mr. Ruck resigned as Vice President of Finance and Chief Financial Officer effective August 1, 2011.

Employment Agreements

The Company has entered into employment agreements with Arthur P. Bedrosian, President and Chief Executive Officer, Martin P. Galvan, Vice President of Finance and Chief Financial Officer, Kevin R. Smith, Vice President of Sales and Marketing, William F. Schreck, Chief Operating Officer, Ernest J. Sabo, Vice President of Regulatory Affairs and Chief Compliance Officer, and Robert Ehlinger, Vice President of Logistics and Chief Information Officer.  Each of the agreements provides for an annual base salary and eligibility to receive a bonus.  The salary and bonus amounts of these executives are determined by the review and approval of the Compensation Committee in accordance with the Committee’s Charter as approved by the Board of Directors.  Additionally, these executives are eligible to receive stock options and restricted stock awards.  Under the agreements, these executive employees may be terminated at any time with or without cause, or by reason of death or disability.  In certain termination situations, the Company is liable to pay these executives severance compensation as discussed in the table below.

Effective August 1, 2011, Keith R. Ruck, the former Vice President of Finance and Chief Financial Officer of the Company, separated his employment from the Company.  Mr. Ruck entered into a Separation Agreement and Release with the Company dated August 1, 2011, pursuant to which he received 7 months base salary totaling $110,833, transition services payments totaling $40,932, medical benefits and vesting of outstanding options and previously awarded restricted stock grants.

Potential Payments upon Termination or Change in Control

The following table assumes that the relevant triggering event occurred on June 30, 2012.  The fair market values of stock-based compensation (i.e. Stock Options and Restricted Stock) were calculated using the closing price of Lannett Company, Inc. stock ($4.24) on June 29, 2012, which was the last trading day of Fiscal 2012.  The “spread,” that is, the difference between the fair market value of Lannett Company’s stock on June 29, 2012, and the option exercise price, was used for valuing stock options.

			Acceleration and Exercisability	Acceleration
			Of Unvested	Of Unvested	Insurance
	Base Salary	Annual Cash	Stock Option	Restricted	Benefit	Other
Name	Continuation	Bonus	Awards	Stock	Continuation	Benefits	Total

Arthur P. Bedrosian
Without Cause/With Good Reason (1)	$1,275,288	$198,908	$61,755	$42,400	$33,648	$4,908	$1,616,907
For Cause (2) (3)	—	198,908	—	—	—	4,908	203,816
Retirement / Death / Disability (2)	—	198,908	—	—	—	4,908	203,816
Change in Control (4)	1,275,288	198,908	61,755	42,400	33,648	4,908	1,616,907

Martin P. Galvan
Without Cause/With Good Reason (1)	$375,000	$116,320	$—	$—	$33,528	$2,480	$527,328
For Cause (2) (3)	—	116,320	—	—	—	2,480	118,800
Retirement / Death / Disability (2)	—	116,320	—	—	—	2,480	118,800
Change in Control (4)	375,000	116,320	—	—	33,528	2,480	527,328

William F. Schreck
Without Cause/With Good Reason (1)	$375,000	$116,320	$48,300	$21,200	$26,193	$5,176	$592,189
For Cause (2) (3)	—	116,320	—	—	—	5,176	121,496
Retirement / Death / Disability (2)	—	116,320	—	—	—	5,176	121,496
Change in Control (4)	375,000	116,320	48,300	21,200	26,193	5,176	592,189

Robert Ehlinger
Without Cause/With Good Reason (1)	$255,000	$79,098	$34,500	$14,132	$2,708	$4,220	$389,658
For Cause (2) (3)	—	79,098	—	—	—	4,220	83,318
Retirement / Death / Disability (2)	—	79,098	—	—	—	4,220	83,318
Change in Control (4)	255,000	79,098	34,500	14,132	2,708	4,220	389,658

Kevin R. Smith
Without Cause/With Good Reason (1)	$319,132	$99,549	$34,500	$21,200	$32,751	$5,184	$512,316
For Cause (2) (3)	—	99,549	—	—	—	5,184	104,733
Retirement / Death / Disability (2)	—	99,549	—	—	—	5,184	104,733
Change in Control (4)	319,132	99,549	34,500	21,200	32,751	5,184	512,316

(1) Each employment agreement ranges from 1-3 years and is automatically renewed unless notice is given by either party.  Any non-renewal of the existing employment agreements by the Company and any resignation of the Executive with Good Reason both constitute a termination without Cause.  Under the existing employment agreements base salary continuation for a period of 18-36 months, pro-rated cash bonus as if all targets and goals were achieved subject to any applicable cap on cash payments, acceleration of exercisability of unvested stock option awards, acceleration of unvested restricted stock, and insurance benefit continuation for a period of 18 months (collectively “Severance Compensation”) will only be made if the Executive executes and delivers to the Company, in a form prepared by the Company, a release of all claims against the Company and other appropriate parties, excluding the Company’s performance obligation to pay Severance Compensation and the Executive’s vested rights under the Company sponsored retirement plans, 401(k) plans and stock ownership plans (“General Release”).  Severance Compensation is paid in equal monthly installments over a 12 month period to commence on the 90th day following the Termination Date provided the Executive has not revoked the General Release prior to that date.  Earned but unpaid base salary, accrued but unpaid annual bonus (if the Executive otherwise meets the eligibility requirements) and accrued but unpaid paid time off and other miscellaneous items are to be paid in a single lump sum in cash no later than the earlier of: (1) the date required under applicable law; or (2) 60 days following the Termination Date.

(2) Under the existing employment agreements,  if the Executive is terminated For Cause; by death; by disability; resigns without Good Reason; or retires; earned but unpaid base salary, accrued but unpaid annual bonus (if the Executive otherwise meets the eligibility requirements) and accrued but unpaid paid time off and other miscellaneous items are to be paid in a single lump sum in cash no later than the earlier of: (1) the date required under applicable law; or (2) 60 days following the Termination Date.

(3) For Cause generally means Executive’s willful commission of an act constituting fraud, embezzlement, breach of fiduciary duty, material dishonesty with respect to the Company, gross negligence or willful misconduct in performance of Executive duties, willful violation of any law, rule or regulation relating to the operation of the Company, abuse of illegal drugs or other controlled substances or habitual intoxication, willful violation of published business conduct guidelines, code of ethics, conflict of interest or other similar policies, and Executive becoming under investigation by or subject to any disciplinary charges by any regulatory agency having jurisdiction over the Company (including but not limited to the Drug Enforcement Administration (DEA), Food and Drug Administration (FDA) or the Securities and Exchange Commission (SEC)) or if any complaint is filed against the Executive by any such regulatory agency.

(4) Under the existing employment agreements a Change in Control is defined as a “change in ownership of the Company”, “a change in effective control of the Company”, or “a change in ownership of a substantial portion of the Company’s assets.”  If the Executive is terminated by the Company without Cause or resigns with Good Reason within 24 months of a Change in Control event, the Executive shall be entitled to earned but unpaid base salary, accrued but unpaid annual bonus (if the Executive otherwise meets the eligibility requirements) and accrued but unpaid paid time off and other miscellaneous items.  These items are to be paid in a single lump sum in cash no later than the earlier of: (1) the date required under applicable law; or (2) 60 days following the Termination Date.  Additionally, the Executive shall be entitled to Severance Compensation to be paid in equal monthly installments over a 12 month period to commence on the 90th day following the Termination Date provided the Executive has not revoked the General Release prior to that date.  A written notice that the Executive’s employment term is not extended within the 24-month period after a Change in Control shall be deemed a termination without Cause, unless the Executive and the Company execute a new employment agreement.

Compensation of Directors

Non-employee directors received a retainer of $3,500 per month as compensation for their services during Fiscal 2012.  They also were compensated $1,000 per Board meeting.  There were thirteen (13) Board meetings held during Fiscal 2012.  Additional committees of the Board of Directors include the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Strategic Planning Committee.  Committee members received $1,000 and the Chairman received $1,500 per Committee meeting attended.  There were nine (9) Audit Committee meetings, three (3) Strategic Planning Committee meetings, seven (7) Nominating and Governance Committee meetings, seven (7) Compensation Committee meetings and one (1) Independent Directors meeting held during Fiscal 2012.  Directors are also reimbursed for expenses incurred in attending Board and Committee meetings.

DIRECTOR COMPENSATION

	Fees Earned	Stock Awards	Options Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Ronald A. West	66,000	17,750	—	—	—	—	83,750

Jeffrey Farber	55,000	17,750	—	—	—	—	72,750

Kenneth Sinclair	69,500	17,750	—	—	—	—	87,250

Albert Wertheimer	72,500	17,750	—	—	—	—	90,250

Myron Winkelman	75,500	17,750	—	—	—	—	93,250

David Drabik	70,000	17,750	—	—	—	—	87,750

Paul Taveira (1)	5,758	—	—	—	—	—	5,758

(1) Paul Taveira was appointed to the Board of Directors on May 9, 2012.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

A fundamental goal of our compensation program is to maximize shareholder value.  In order to accomplish this goal, we must attract and retain talented and capable executives, and we must provide those executives with incentives that motivate and reward them for achieving Lannett’s short and longer-term goals.  To this end, our executive compensation is guided by the following key principles:

•                  Executive compensation should depend upon group and individual performance factors;

•                  The interests of executives should be closely aligned with those of shareholders through equity-based compensation; and

•                  Compensation should be appropriate and fair in comparison to the compensation provided to similarly situated executives within the pharmaceutical industry and within other publicly-traded companies similar in market capitalization to Lannett.

Important to our compensation program are the decisions of and guidance from the Compensation Committee of our Board of Directors.  The Compensation Committee (which we refer to, for purposes of this analysis, as “the Committee”) is composed entirely of directors who are independent of Lannett under the independence standards established by the NYSE MKT stock exchange, the securities exchange where our common stock is traded.  The Committee operates pursuant to a written charter adopted by the Board.  If you would like to review the Committee’s charter, it is available by request from our Chief Financial Officer, at 13200 Townsend Road, Philadelphia, Pennsylvania 19154.

The Committee has the authority and responsibility to establish and periodically review our executive compensation principles, described above.  Importantly, the Committee also has sole responsibility for approving the corporate goals and objectives upon which the compensation of the chief executive officer (the “CEO”) is based; for evaluating the CEO’s performance in light of these goals and objectives; and for determining and approving the CEO’s compensation level based on this evaluation, including his equity-based compensation.

The Committee also reviews and approves the recommendations of the CEO with regard to the compensation and benefits of other executive officers and equity grants to non-executive employees.  In accomplishing this responsibility, the Committee meets regularly with the CEO, approves cash and equity incentive objectives of the executive officers and confirms the basis for equity grants recommended for non-executive employees.  The Committee reviews with the CEO the accomplishment of these objectives and approves the base salary and other elements of compensation for the executive officers.  The Committee has full discretion to modify the recommendations of the CEO in the course of its approval of executive officer compensation and equity grants to non-executive employees.

The Committee consults as needed with an outside compensation consulting firm retained by the Committee.  As it makes decisions about executive compensation, the Committee obtains data from its consultant regarding current compensation practices and trends among United States companies in general and comparable generic pharmaceutical companies in particular, and reviews this information with its consultant.  In addition, the Chairman of the Committee is in contact with management outside of Committee meetings regarding matters being considered or expected to be considered by the Committee.  The Committee annually reviews recommendations from their outside consultant, and makes recommendations to the Board about the compensation of non-employee directors.  During Fiscal Year 2012, Lannett used Radford, an Aon Hewitt Company, as its consultant.

In Fiscal 2011 the Committee recommended, and the Board of Directors determined there was a need for a greater variety of performance-based executive compensation incentive alternatives.  Accordingly the Board of Directors recommended, and the shareholders approved, the Lannett 2011 Long-Term Incentive Plan.  The Plan authorizes the Committee to grant both stock and/or cash-based awards through (i) incentive and non-qualified stock options and/or (ii) restricted stock, and/or long-term performance awards to participants.  With respect to the stock options and stock grants, 1,500,000 shares are set aside under the plan for stock option grants and/or restricted stock awards.  At the time of an award grant, the Committee will determine the type of award to be made and the specific conditions upon which an award will be granted (i.e. term, vesting, performance criteria, etc.).  The terms of the awards will be based on what the Committee determines is the most effective performance compensation approach to meet the Company’s strategic needs.  In conjunction with its responsibilities related to executive compensation, the Committee also oversees the management development process, reviews plans for executive officer succession and performs various other functions.

The individuals who served as Chief Executive Officer and Chief Financial Officer during Fiscal 2012, as well as the other individuals included in the Summary Compensation Table on page 11, are referred to as the Named Executive Officers.

Results

In August 2012, the Committee reviewed and certified Lannett’s Fiscal 2012 results for purposes of the Fiscal 2012 Bonus Plan (“2012 Bonus Plan”), determining that the objectives for operating profit and other corporate objectives to achieve payments under the plan were met.  Mr. Bedrosian’s objectives were to increase gross margin, increase the sales to employee ratio, and achieve cash and cash equivalent goals.

Mr. Schreck’s objectives were to achieve operating expense targets and improve operating efficiencies.

Mr. Galvan’s objectives were to deliver accurate and timely financial reports on a required monthly, quarterly, and annual basis to senior management and the Board of Directors; enhance financial performance through the management of receivables, controlling of service and professional fees, and budget management; and to use automation to improve the efficiency of financial transactions and reporting.

Mr. Sabo’s objectives were to review and enhance policies and procedures to ensure regulatory compliance; provide for technical and research capabilities required to ensure a flow of new products; and ensure compliance with DEA and FDA requirements.

Mr. Smith’s objectives were to exceed the company sales goals; gain forecasted market share on all new launches; decrease obsolete finished goods; and increase gross profit percentage.

Mr. Ehlinger’s objectives were to reduce inventory obsolescence, complete supply arrangements for key commercial products and all developed products, improve SAP coverage/usage, and improve telecom infrastructure.

Risk Assessment

The criteria used for the bonus program which includes Company operating and individual performance goals, along with the weighting of each element, were assembled by the Company for our industry and were found to be reasonable for the nature of our business.  The Compensation Committee reviews these criteria and gives final approval to the senior management.

Operating performance ties in directly with shareholder value.  In order to align management and shareholder interests, there is no bonus opportunity for management unless operating performance targets are achieved.  The risk of diluting the Company’s operating cash positions through the awarding of excessive bonus awards is controlled by the imposition of a bonus award limit equal to 20% of Operating Profit as defined on page 22.

The achievement of assigned individual goals as part of the bonus plan is subject to review and approval by senior management with the CEO having the final review and approval.  This multi-level process reduces the risk of having goals that are not linked to the overall objectives of the Company and its success.  The awarding of a CEO discretionary portion, currently at 5% of the total of the bonus, also requires the same oversight.  The total impact on bonus payout of these components of the bonus program is significantly less than the operating performance component.  There is no bonus payout unless the operating performance (Operating Profit as defined on page 22) minimum goals are attained.

We believe our bonus program, along with the other elements of our executive compensation program, provides appropriate rewards and incentives to our executives to achieve our financial, business, and strategic goals.  We also believe the structure and oversight of these programs provides a setting that does not encourage them to take excessive risks in their business decisions.

Market Data and Our Peer Group

In determining FY2012 compensation for the Named Executive Officers, the Committee relied on market data provided by its consultants.  This data was gathered from two sources.  The Named Peer Group is comprised of 13 public life science companies that exhibit a comparable business and financial profile to Lannett, as defined by annual revenue, employee size and market value.  The consultants also gathered published survey data from the Radford Global Survey Suite targeting life science companies with between 200 and 450 employees.  To determine competitive market compensation, Survey and Named Peer data were combined (weighted equally) to form a market consensus (where possible).

Named Peer Group

Akorn Inc.

Cornerstone Therapeutics

Cumberland Pharmaceuticals

Derma Sciences

Hi Tech Pharmacal

Impax Laboratories Inc.

Jazz Pharmaceuticals

Momenta Pharmaceuticals

Obagi Medical

Par Pharmaceutical

Salix Pharmaceuticals Ltd.

Santarus Inc.

SciClone Pharmaceuticals

The Committee plans to evaluate the Peer Group periodically and revise it as necessary to ensure that it continues to be appropriate for benchmarking our executive compensation program.

Fiscal 2012 Compensation Program

The Committee’s approach to compensation was intended to focus our executives on accomplishing our short and longer-term objectives, and it had as its ultimate objective sustained growth in shareholder value.  This approach was intended to compensate executives at levels at or near the median levels of compensation offered by other generic pharmaceutical companies similar in size to Lannett and with whom we compete.

In making decisions about the elements of Fiscal 2012 compensation, the Committee not only considered available market information about each element but also considered aggregate compensation for each executive.  Base salary provided core compensation to executives, but it was accompanied by:

•                  the potential for incentive-based cash compensation based upon our attainment of Fiscal 2012 operating income, other targeted corporate goals and the achievement of assigned individual goals and objectives,

•                  various forms of equity compensation,

•                  various benefits and perquisites, and

•                  the potential for post-termination compensation under certain circumstances.

The table below provides an overview of each element of the Fiscal 2012 compensation program.

	Element	Purpose

Base Salary

Pays for competence in the executive role. An executive’s salary level depends on the decision making responsibilities, experience, work performance, achievement of key goals and team building skills of each position, and the relationship to amounts paid to other executives at peer companies.

To provide competitive fixed compensation based on sustained performance in the executive’s role and competitive market practice.

Short-Term Incentives

Cash awards for annual achievement of overall corporate objectives, and specific individual goals and objectives.  In Fiscal 2012, objectives for the Officers were tied to Lannett’s achievement of operating income targets, other targeted corporate goals and individual goals and objectives.

To motivate and focus our executive team on the achievement of our annual performance goals.

Long-Term Incentives	Stock options reward sustained stock price appreciation and encourage executive retention during a three-year	To deliver a balanced long-term incentive portfolio to executives, focusing on (a) share price

	vesting term and a ten-year option life.	appreciation, (b) retention, and (c) internal financial objectives.

	Restricted stock rewards sustained stock price appreciation and encourages executive retention during its three-year vesting term.	To align management interests with those of shareholders,

	The value of participants’ restricted stock increases and decreases according to Lannett’s stock price performance during the vesting period and thereafter.	To increase management’s potential for stock ownership opportunities (all awards are earned in shares),

To attract and retain excellent management talent, and

To reward growth of the business, increased profitability, and sustained shareholder value.

Benefits and Perquisites	401(k) Plan Lannett matches contributions to the Plan, at a rate of $.50 on the dollar up to 8% of base salary.

To attract and retain employees and provide security for their health and welfare needs. We believe that these benefits are reasonable, competitive and consistent with Lannett’s overall executive compensation program.

Life Insurance The coverage amount for executives is one times base compensation up to a limit of $115,000 and premiums paid for coverage above $50,000 are treated as imputed income to the executive.

Disability Insurance Short-term and long-term disability insurance to employees which would, in the event of disability, pay an employee 60% of his or her base salary with limits.

Perquisites
The perquisites that are provided complement other compensation vehicles and enable the Company to attract and retain key executives. Perquisites include automobile allowances in various amounts to key executives.

Post-Termination Pay

For the Chief Executive Officer, the severance plan provides for a payment of three times the sum of base salary plus a pro-rated annual cash bonus for the current year calculated as if all targets and goals are achieved.

To alleviate an executive’s concerns about the loss of his or her position without cause. To allow executives to concentrate on making decisions in the best interests of Lannett (or any successor organization in the event that a change of control is to occur).

For the other Named Executive Officers, the severance plan provides for a payment of eighteen months of base salary plus a pro-rated annual cash bonus for the current year calculated as if all targets and goals are achieved.

The use of the above compensation tools enables Lannett to reinforce its pay-for-performance philosophy as well as to strengthen its ability to attract and retain high-performing executive officers.  The Committee believes that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value creation, and encourages executive recruitment and retention in a high-performance culture.

Base Salary

Base salaries are intended to be at or below the 50th percentile for Name Executive Officers for similarly situated executives among Peer Group companies.  A number of additional factors are considered, however, in determining base salary, such as the executive’s individual performance, his or her experience, competencies, skills, abilities, contribution and tenure, internal compensation consistency, the need to attract new, talented executives, and the Company’s overall annual budget.  Base salaries are generally reviewed on an annual basis by the CEO and the Committee.

During FY2012 base salary increases were granted to Mr. Bedrosian and Mr. Smith in the amount of $12,500 and $6,300 respectively.

Short-term Incentives

In November 2011, the Committee approved the 2012 Bonus Plan.  This program allowed executive officers the opportunity to earn cash awards upon the accomplishment of the Fiscal 2012 operating profit goal, other targeted corporate goals and a number of individual objectives.  The relative weighting of these objectives for each executive was sixty percent (60%) for Operating Profit (as defined on page 22), thirty-five percent (35%) for meeting assigned individual goals and five percent (5%) based on CEO discretion.  For the CEO, the five percent (5%) discretionary portion will be determined by the Committee.

Based on market data provided by its consultant, and considering the relatively low base salaries of the Named Executive Officers, the Committee formulated potential bonus plan awards which exceeded the 50th percentile among Peer Group companies, expressed as percentages of base salary.  Actual payouts depended upon the degree to which objectives were accomplished as well as the weight accorded to each objective, as described above.  The table below shows the maximum payout amounts for each of the Named Executive Officers, expressed as percentages of base salary.

Performance Level
Goal 2 Level	95%
Goal 1 Level	75%

There are two participation levels: Goal 1 and Goal 2.  Specific objectives are defined for each “Goal” category.  All objectives for the particular “Goal” level must be met in order to be eligible for the potential payout for that “Goal” level.  In the case of “Goal 1” all the objectives must be met for the plan to have any payout.  In the event that Goal Level 2 is exceeded, additional bonus compensation may be provided as approved by the Compensation Committee.

As discussed above, each Named Executive Officer’s objectives for Fiscal 2012 included Company operating profit targets and other targeted corporate goals.  The Committee reviewed and approved these targets following discussions with management, a review of our historical results, consideration of the various circumstances facing the Company during Fiscal 2012 and taking into account the expectations of our annual plan.  The 2012 Bonus Plan Operating Profit target approved by the Committee is detailed in the table below.

Objective	Goal 1	Goal 2
Operating Profit*	100% of budgeted operating profit	115% of budgeted operating profit

*                 Operating Profit is defined as operating income excluding Bonus Expense.  For purposes of determining achievement of the bonus plan targets, these measures can exclude certain categories of non-recurring items that the Committee believes do not reflect the performance of Lannett’s core continuing operations.  In Fiscal 2012 Operating Profit excluded certain outsourced sales and marketing expenses.

All payouts to the Named Executive Officers under the 2012 Bonus Plan were contingent upon the Committee’s review and certification of the degree to which Lannett achieved the 2012 Bonus Plan objectives, and upon the Committee’s review and approval of Management’s certification of the degree to which individual goals and objectives had been achieved.  The 2012 Bonus Plan provides that payout would be limited to 20% of the Operating Profit (as defined by the 2012 Bonus Plan).

The 2012 Bonus Plan program provided that the Committee could modify, amend, suspend or terminate the Plan at any time.

Long-term Incentives

The Committee believes that long-term equity incentives are an important part of a complete compensation package because they focus executives on increasing the value of the assets that are entrusted to them by the shareholders, achieving Lannett’s long-term goals, aligning the interests of executives with those of shareholders, encouraging sustained stock performance and helping to retain executives.

Equity grants are designed to emphasize particular elements of the Company’s immediate and long-term objectives and to retain key executives.  We will refer to these grants collectively as Long Term Incentive Awards (LTIA).  The types of grants available are:

•                  stock options, becoming exercisable over three years (approximately one-third increments on each anniversary) from the date of the grant and having a total term of ten years, and

•                  shares of restricted stock, vesting over three years (approximately one-third increments on each anniversary) from the date of grant.

The Committee assesses the appropriate overall value of these equity grants to executives by reviewing survey results and other market data provided by its consultant.  This information includes the value of equity grants made to similarly situated executives among the Peer Group.  The overall value of LTIA grants for each executive is determined by the Committee with assistance from their consultant.

In determining the overall value of LTIA grants, the Committee also considers the potential value of equity compensation relative to other elements of compensation for each Named Executive Officer.  It likewise assesses the appropriate distribution of equity value among the grant types, as well as the corporate objectives each type of grant is intended to encourage.

Stock Options and Restricted Stock

Stock options and restricted stock granted as part of the LTIA are designed both to reward the achievement of sustained stock price appreciation and to encourage executive retention during a three-year vesting term and, in the case of stock options, a ten-year option life.  Stock option and restricted stock awards are intended to align executives’ motivation with shareholders’ best interests.  Sustained stock price appreciation is one factor considered in the granting of stock options and restricted stock.  Stock options and restricted stock vest in one-third increments on the first three anniversaries of the date of grant.

Benefits and Perquisites

We provide Named Executive Officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions.  The Committee periodically reviews the levels of perquisites and other personal benefits provided to Named Executive Officers.

Lannett matches contributions to the 401(k) plan on a $0.50 basis up to 8% of the contributing employee’s base salary, subject to limitations of the Plan and applicable law.  The Named Executive Officers are also provided with car allowances, for which the taxes are also paid by the Company.

Lannett provides life insurance for executive officers which would, in the event of death, pay $115,000 to designated beneficiaries.  Premiums paid for coverage above $50,000 are treated as imputed income to the executive.  Lannett also provides short-term and long-term disability insurance which would, in the event of disability, pay the executive officer sixty percent (60%) of his base salary up to the plan limits of $2,000 per week for short-term disability and $15,000 per month for long-term disability.  Executive officers participate in other qualified benefit plans, such as medical insurance plans, in the same manner as all other employees.

Attributed costs of the personal benefits available to the Named Executive Officers for the fiscal year ended June 30, 2012, are included in column (i) of the Summary Compensation Table on page 11.

Post-Termination Pay

We believe that reasonable severance and change in control benefits are necessary in order to recruit and retain qualified senior executives and are generally required by the competitive recruiting environment within our industry and the marketplace in general.  These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time, and are designed to alleviate an executive’s concerns about the loss of his or her position without cause.  We also believe that a change in control arrangement will provide an executive security that will likely reduce the reluctance of an executive to pursue a change in control transaction that could be in the best interests of our shareholders.  Lannett’s severance plan is designed to pay severance benefits to an executive for a qualifying separation.  For the Chief Executive Officer, the severance plan provides for a payment of three times the sum of base salary plus a pro-rated annual cash bonus for the current year calculated as if all targets and goals are achieved.  For the other Named Executive Officers, the severance plan provides for a payment of eighteen months of base salary plus a pro-rated annual cash bonus for the current year calculated as if all targets and goals are achieved.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes the deductibility of an executive officer’s compensation that exceeds $1,000,000 per year unless the compensation is paid under a performance-based plan that has been approved by shareholders.  The Committee believes that it is generally preferable to comply with the requirements of Section 162(m) through, for example, the use of our Incentive Plan.  However, to maintain flexibility in compensating executive officers in a manner that attracts, rewards, and retains high quality individuals, the Committee may elect to provide compensation outside of those requirements when it deems appropriate.  The Committee believes that shareholder interests are best served by not restricting the Committee’s discretion in this regard, even though such compensation may result in non-deductible compensation expenses to the Company.

Timing of Committee Meetings and Grants; Option and Share Pricing

The Committee typically holds four regular meetings each year, and the timing of these meetings is generally established during the year.  The Committee holds special meetings from time to time as its workload requires.  Historically, annual grants of equity awards have typically been accomplished at a meeting of the Committee in September of each year.  Individual grants (for example, associated with the hiring of a new executive officer or promotion to an executive officer position) may occur at any time of year.  We expect to coordinate the timing of equity award grants to be made within thirty (30) days of Lannett’s earnings release announcement following the completion of the fiscal year.  The exercise price of each stock option and restricted share awarded to our executive officers is the closing price of our common stock on the date of grant.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed, discussed and approved the Compensation Discussion and Analysis set forth above with management.  Taking this review and discussion into account, the undersigned Committee members recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the annual report on Form 10-K as well as this Proxy Statement.

The Compensation Committee

Myron Winkelman (Chair)
Ronald West Albert Wertheimer Paul Taveira

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under the rules of the SEC, the Company must disclose certain “Related Party Transactions.”  These are transactions in which the Company is a participant where the amount involved exceeds $120,000, and a Director, executive officer or holder of more than 5% of our common stock has a direct or indirect material interest.

The Company had sales of approximately $757,000, $876,000, and $679,000 during the fiscal years ended June 30, 2012, 2011 and 2010, respectively, to a generic distributor, Auburn Pharmaceutical Company (“Auburn”).  Jeffrey Farber (the “related party”), Chairman of the Board and the son of William Farber, Chairman Emeritus of the Board of Directors and principal shareholder of the Company, is the owner of Auburn.  Accounts receivable includes amounts due from the related party of approximately $234,000 and $259,000 at June 30, 2012 and 2011, respectively.  In the Company’s opinion, the terms of these transactions were not more favorable to the related party than would have been to a non-related party.

In January 2005, Lannett Holdings, Inc. entered into an agreement in which the Company purchased for $100,000 and future royalty payments the proprietary rights to manufacture and distribute a product for which Pharmeral, Inc. (“Pharmeral”) owned the ANDA.  In Fiscal 2008, the Company obtained FDA approval to use the proprietary rights.  Arthur P. Bedrosian, President and Chief Executive Officer of the Company, Inc. currently owns 100% of Pharmeral.  This transaction was approved by the Board of Directors of the Company and in their opinion the terms were not more favorable to the related party than they would have been to a non-related party.  In May 2008, Mr. Bedrosian and Pharmeral waived their rights to any royalty payments on the sales of the drug by Lannett under Lannett’s current ownership structure.  Should Lannett undergo a change in control where a third party is involved, this royalty would be reinstated.  The registered trademark OB-Natal® was transferred to Lannett for one dollar from Mr. Bedrosian.

Lannett Company, Inc. paid a management consultant, who is related to Mr. Bedrosian, $105,000 in fees and $24,000 in reimbursable expenses during Fiscal 2012 and $135,000 in fees and $19,000 in reimbursable expenses during Fiscal 2011.  This consultant provided management, construction planning, laboratory set up and administrative services in regards to the Company’s initial set up of its bio-study laboratory in a foreign country.  It is expected that this consultant will continue to be utilized into fiscal year 2013.  In the Company’s opinion, the fee rates paid to this consultant and the expenses reimbursed to him were not more favorable than what would have been paid to a non-related party.

CODE OF CONDUCT

The Company has adopted a Code of Professional Conduct (the “code of ethics”), which applies to all employees including the Company’s Chief Executive Officer, Chief Financial Officer, and Corporate Controller, and other finance organization employees.  The code of ethics is publicly available on our website at www.lannett.com.  If the Company makes any substantive amendments to the finance code of ethics or grants any waiver, including any implicit waiver, from a provision of the code to our Chief Executive Officer, Chief Financial Officer, or Corporate Controller, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently comprised of four independent directors (as defined in section 121(A) of the NYSE MKT stock exchange listing standard) and operates under a written charter adopted by the Board of Directors in accordance with rules of the NYSE MKT stock exchange.

Management is responsible for the Company’s internal controls and the financial reporting process, in compliance with Sarbanes-Oxley Section 404 requirements.  The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, and to issue an opinion on the financial statements.  The Audit Committee’s responsibility is to monitor and oversee these processes.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.  Management has confirmed to the Committee that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

The Audit Committee discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).  SAS 61 requires the Company’s Independent Auditors to provide the Committee with additional information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) their responsibilities under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant accounting adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit. The Committee discussed with the Company’s independent auditors, with and without management present, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Company’s independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence.  Grant Thornton LLP, Lannett’s independent auditors, stated in the written disclosures that in their judgment they are, in fact, independent.  The Audit Committee concurred in that judgment of independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Lannett’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 as filed with the Securities and Exchange Commission.

Audit Committee:

Kenneth Sinclair, Ph. D. (Chairman)
Ronald West
Albert Wertheimer, Ph. D.
David Drabik

APPOINTMENT OF INDEPENDENT AUDITORS FOR FISCAL 2013

In prior years, shareholder ratification of the selection of the independent registered public accounting firm for the Company was requested at the annual shareholder meeting.  In the spirit of the corporate governance requirements of the Sarbanes-Oxley Act of 2002, and Section 10A — (m)(2) of the Securities Exchange Act of 1934, as amended, which states — “The audit committee of each issuer, in its capacity as a committee of the board of directors, shall be directly responsible for the appointment, compensation, and oversight of the work of any registered public accounting firm employed by the issuer (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each such registered public accounting firm shall report directly to the audit committee” — the Audit Committee, with the approval of the Board, has determined that a ratification vote would inhibit the Audit Committee’s ability to make timely decisions with respect to the appointment and/or dismissal of the independent registered public accounting firm and has therefore recommended removal of the ratification vote from the proxy process.

A representative from Grant Thornton, as independent registered public accounting firm for the current fiscal year, is expected to be present at the Annual Meeting and will be available to respond to appropriate questions.

Grant Thornton LLP served as the independent auditors of the Company during Fiscal 2012, 2011 and 2010.  No relationship exists, other than the usual relationship between independent public accountant and client.  The following table identifies the fees incurred for services rendered by Grant Thornton LLP in Fiscal 2012, 2011 and 2010.

(In thousands)	Audit Fees	Audit-Related	Tax Fees (1)	All Other Fees (2)	Total Fees

Fiscal 2012:	$338	$—	$107	$—	$445
Fiscal 2011:	$324	$—	$144	$—	$468
Fiscal 2010:	$353	$—	$190	$8	$551

(1) Tax fees include fees paid for preparation of annual federal, state and local income tax returns, quarterly estimated income tax payments, and various tax planning services.

(2) Other fees include fees paid for review of various SEC correspondences.

The non-audit services provided to the Company by Grant Thornton LLP were pre-approved by the Company’s Audit Committee.  Prior to engaging its auditor to perform non-audit services, the Company’s Audit Committee reviews the particular service to be provided and the fee to be paid by the Company for such service and assesses the impact of the service on the auditor’s independence.

OTHER BUSINESS

The Board does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than as set forth above.  If any other matter should be presented properly, it is the intention of the persons named as proxies to vote on such matters in accordance with their judgment.

SHAREHOLDER PROPOSAL NOTICE REQUIREMENTS

Shareholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the Fiscal 2013 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act must submit their proposal to us at the Company’s offices at 13200 Townsend Road, Philadelphia, PA 19154, no later than August 23, 2013.

Shareholders who intend to present a proposal at such meeting without inclusion of such proposal in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act are required to provide advanced notice of such proposal to the Company at the aforementioned address not later than November 22, 2013.  Any proposal (other than a proposal pursuant to Rule 14a-8) that is received after the time specified above for proposed items of business will be considered untimely under Rule 14a-4(c) under the Exchange Act, and the persons named in the proxy for the meeting may exercise their discretionary voting power with respect to such proposal, including voting against such proposal.

The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and all other applicable requirements.

2012 ANNUAL REPORT TO SHAREHOLDERS

The Company’s Annual Report containing audited financial statements for the fiscal year ended June 30, 2012 accompanies this Proxy Statement.  You can obtain additional copies of our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 at no charge by writing to Lannett Company, Inc., attention Chief Financial Officer, 13200 Townsend Road, Philadelphia, PA 19154.

SIGNATURE

Pursuant to the requirement of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

Date: December 18, 2012	LANNETT COMPANY, INC.

/s/ Jeffrey Farber
Jeffrey Farber
Chairman of the Board

With- For All For hold Except X PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS JANUARY 23, 2013 Detach above card, sign, date and mail in postage paid envelope provided. PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. LANNETT COMPANY, INC. REVOCABLE PROXY LANNETT COMPANY, INC. INSTRUCTION: to withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below. this proxy is solicited on behalf of the Board of Directors. The undersigned shareholder of Lannett Company, Inc., a Delaware corporation ("Lannett"), hereby appoints Jeffrey Farber and Martin P. Galvan and either of them, as proxies with full power of substitution, for the undersigned to vote the number of shares of common stock of Lannett that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Lannett to be held on January 23, 2013, at 9:00 a.m. local time, at the Company's facility at 13200 Townsend Road, Philadelphia, Pa 19154 and at any adjournment or postponement thereof, on the following matters that are more particularly described in the Proxy Statement dated December 18, 2012. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" Proposal 1. Receipt of the Proxy Statement, dated December 18, 2012, is hereby acknowledged. you are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendation. The proxies cannot vote your shares unless you sign and return this card. 1. Proposal to elect Directors of Lannett, each to serve until Lannett's next annual meeting of shareholders or until their respective successors have been duly elected and qualified. Jeffrey Farber, Arthur Bedrosian, Kenneth Sinclair, David Drabik and Paul Taveira IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED. PLEASE MARK VOTES AS IN THIS EXAMPLE 0242 PROXY MATERIALS ARE AVAILABLE ON-LINE AT: http://www.cfpproxy.com/0242 Date Sign above Co-holder (if any) sign above Please be sure to date and sign this proxy card in the box below. Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears thereon.